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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE - SEPTEMBER 18, 2002

          NS GROUP PROVIDES UPDATED GUIDANCE FOR THE THIRD QUARTER 2002

(NEWPORT, KENTUCKY - SEPTEMBER 18, 2002) (NYSE: NSS) NS Group, Inc. announced today that it expects its loss for the third quarter ending September 30, 2002 will be greater than the original guidance of a $0.13 loss per share.

President and CEO, Rene J. Robichaud stated, "Demand for oil country tubular goods products has been relatively flat in the third quarter. In spite of strong oil and natural gas prices, the average rig count has hovered at approximately 850 rigs since the end of May. As a result, revenues will be less than we had anticipated due to lower than expected shipment levels and selling prices and a change in product mix. Lower than expected volumes have also negatively affected our ability to cover fixed costs. Increases in the cost of steel are as we expected. We are working hard to keep discretionary spending to a minimum in this environment. Nonetheless, we expect a loss for the third quarter to be in the area of $0.30 per diluted share."

NS Group is scheduled to announce the results of the September 30, 2002 quarter after the market closes on Thursday October 17, 2002. The company will host a conference call and simultaneous web cast on Friday October 18, 2002. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NS GROUP DOES NOT UNDERTAKE ANY OBLIGATIONS TO UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS UNLESS IT IS REQUIRED TO DO SO UNDER THE FEDERAL SECURITIES LAWS.

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CONTACT:        LINDA A. PLEIMAN
                DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                (859) 292-6814
                www.nsgrouponline.com